Exhibit 10.5

DEED OF LEASE

DATED as of the  16th day of August, 2011

LANDLORD:	FP Candlewood, LLC, a Maryland limited liability company

TENANT:	DTLR, Inc., a Maryland corporation

In consideration of the mutual covenants hereinafter set forth, and of other good and valuable consideration, Landlord and Tenant do hereby enter into this Deed of Lease and do agree as follows:

1.00                        DEFINED TERMS AND DEFINITIONS

1.01                        “Additional Rent” means any and all amounts required to be paid by Tenant hereunder, other than Base Rent, and any and all charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease.  Additional Rent shall be payable (except as otherwise expressly set forth herein) in the same manner and upon the same terms and conditions as the Base Rent reserved hereunder.  Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for nonpayment of Base Rent.

1.02                        “Base Rent” means an annual amount payable by Tenant for the Premises in equal monthly installments in accordance with the following schedule:

Lease Year		Rentable Square Foot Rate	Annual Base Rent		Monthly Base Rent
1	*	$5.65	$789,248.50	*	$65,770.71
2		$5.65	$789,248.50		$65,770.71
3		$5.79	$808,805.10		$67,400.43
4		$5.93	$828,361.70		$69,030.14
5		$6.08	$849,315.20		$70,776.27
6		$6.23	$870,268.70		$72,522.39
7		$6.39	$892,619.10		$74,384.93
8		$6.55	$914,969.50		$76,247.46
9		$6.71	$937,319.90		$78,109.99
10		$6.88	$961,067.20		$80,088.93
11	**	$7.05	$984,814.50		$82,067.88

*Notwithstanding any provision of this Lease to the contrary, provided that Tenant is not in default beyond any applicable cure period, Tenant’s obligation to pay Monthly Base Rent will be abated in its entirety until the one hundred fifty-first (151st) day following the Commencement Date (the “Rent Commencement Date”).

**Represents a period of time that is equal to five (5) months.

1.03                        “Building” means the building located at 1300 Mercedes Drive, Hanover, Maryland 21076.  The Building contains approximately 295,673 rentable square feet

1.04                        “Common Areas” means those areas within the Building and the Property not reserved to individual occupants of premises, but from time to time available and designated by Landlord to benefit or serve the Property.  Without limitation, Common Areas may include roofs, foundations, exterior walls, sign canopies, parking and landscaped areas, sidewalks, access roads, general signs, machinery, equipment, and the mechanical, electrical and other systems and installations serving the Property as a whole (whether or not located on the Property), as same may be expanded, reduced or otherwise altered from time to time in Landlord’s sole discretion.  Landlord may, in its sole and absolute discretion, from time to time change the location, layout and arrangement of the Common Areas and/or reduce the size of the Common Areas by erecting thereon store buildings or other structures or improvements of any kind.—

1.05                        “Exhibits” means the following exhibits which are attached to this Lease and made a part hereof, and any other exhibit which may in the future be attached hereto by the prior written consent of the parties:

Exhibit “A”	—	Premises
Exhibit “B”	—	Improvements
Exhibit “B-1”	—	Space Plan
Exhibit “B-2”	—	Scope of Work
Exhibit “C”	—	Declaration of Lease Commencement
Exhibit “D”	—	Rules and Regulations
Exhibit “E”	—	Guaranty
Exhibit “F”	—	Tenant’s Racking Plan

1.06                        “Initial Improvements” means the improvements to be made to the Premises pursuant to Section 4.03 and Exhibit “B” hereto, prior to the delivery thereof to Tenant.

1.07                        “Landlord’s Address for Notice” means FP Candlewood, LLC, do First Potomac Management LLC, Attn.:  Tim Zulick, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814.

1.08                        “Landlord’s Payment Address” means FP Candlewood, LLC, P.O. Box 62594, Baltimore, Maryland 21264-2594.

1.09                        “Landlord’s Agents” includes any asset manager, agent, managing agent, affiliate, contractor, employee, director, partner, officer or servant of Landlord, or any corporate entity affiliated with Landlord or third party operator and owner of the Building or Property.

1.10                        “Operating Expenses” means, without limitation, the sum of all expenses, costs and disbursements of every kind and nature that Landlord pays or becomes obligated to pay in connection with owning, operating, managing, maintaining, insuring, repairing, policing, and securing the Building, the Property, the parking facilities, and the land upon which the Building is situated (the “Land”), including but not limited to:  all management fees and office expenses; all costs and expenses of operating, maintaining, managing, repairing, lighting, signing, cleaning, painting, striping, policing and securing the Common Areas (including the cost of uniforms, equipment and employment taxes); alarm and life safety systems; all applicable sales and use taxes; expenses incurred for heat, cooling and other utilities; the cost of insuring the Property (including, but not limited to, liability insurance for personal injury, death and property damage, insurance against fire, all-risk coverage including earthquake and flood, theft or other casualties, worker’s compensation insurance or similar insurance covering personnel, fidelity bonds for personnel, insurance against liability for defamation and claims of false arrest occurring on or about the Property, structural insurance, plate glass insurance and rent-loss insurance); the cost of cleaning all exterior glass; removal of water, snow, ice, trash and debris; regulation of traffic; the cost of landscaping; the cost of janitorial and cleaning service, trash collection and recycling services, pest control; concierge, lobby, or security service (if any); salaries, wages and other personnel costs of engineers, superintendents, watchpersons, and all other employees of the Building, including any sales tax imposed upon their service; charges under maintenance and service contracts for elevators, chillers, boilers and controls; window cleaning; building and grounds maintenance; parking lot maintenance; management fees; permits and licenses; all maintenance, replacement and repair expenses and supplies including replacement maintenance and repair of the roof, awnings, paving, curbs, walkways, drainage, landscaping, pipes, ducts, conduits and similar items, signage for the Building, and lighting facilities; costs and expenses of planting, replanting and replacing flowers, shrubbery and planters; the cost of water services, if any, furnished by Landlord for the non-exclusive use of all tenants; costs (including finance charges) of improvements to the Building, equipment or capital hems that are designed to increase safety, improve energy efficiency or expand telecommunications service; the cost of replacing existing equipment or systems or other costs incurred for the purpose of complying with the directives of a public or quasi public entity or authority; costs of complying with all governmental regulations, including, without limitation, the disposal of chlorofluorocarbons and compliance with Title III of the Americans With Disabilities Act of 1990 (“ADA”) or any other Maryland statute regarding barriers; costs of independent contractors; fees; owner’s association assessments; Landlord’s share of expenses under any declaration, covenant, or other agreement recorded among the Land Records of Anne Arundel County and applicable to the Property; and all other costs and expenses properly incurred in the operation and maintenance of the Property, and the amortized portion of any capital expenditures or improvements and interest thereon.

1.11                        “Permitted Use” means warehouse and distribution of shoes, apparel and accessories and office to the extent such use is permitted by the laws and other governmental regulations applicable to the Building and the Premises, and no other use whatsoever.

1.12                        “Premises” means the approximately 139,690 rentable square foot area, known as Suites — J-T, shown outlined on Exhibit “A”, located within the Building.  Tenant shall have the right to have the rentable square footage of the Premises verified by its architect or Landlord’s architect prior to the Commencement Date using methods specified in the BOMA publication ANSI Z65.1-1980 (as reaffirmed in 1989) (the “BOMA Standard”), and in the event that the rentable square footage of the Premises is determined by Landlord and.  Tenant to be other than as set forth in this Section 1.12, the Base Rent and Tenant’s Share shall be equitably adjusted to reflect the actual rentable square footage of the Premises.

1.13                        “Property” shall mean the land upon which the Building is located and the Building.

1.14                        “Real Estate Taxes” means all general and special real estate taxes, special assessments, any state or local business personal property tax, and other ad valorem taxes, levies and assessments (net of any refund) paid upon or in respect of the Building, the Property, or the rents therefrom; real estate rental, receipt or gross receipt tax or any other tax on Landlord (excluding Landlord’s income taxes), and any metropolitan district water and sewer charges and other governmental charges which customarily are part of the real estate tax bill issued by the governmental authorities charged with such responsibility; and all taxes or other charges imposed in lieu of any such taxes, including fees of counsel and experts which arc reasonably incurred by, or reimbursable by, Landlord in contesting any such taxes or in seeking any reduction in the assessed valuation of the Building or the Land or a judicial review thereof.  If any such application or review results in a refund on account of any prior assessment, after payment of reasonable expenses incurred in connection therewith (whether by Landlord, Tenant or other tenants of the Building), then, if Tenant is not in default hereunder, Landlord will reimburse Tenant Tenant’s proportionate share of the refund applicable to the Term.

1.15                        “Rent” means Base Rent and all Additional Rent, as the same may be adjusted from time to time.

1.16                        “Rental Deposit” means an amount equal to Sixty-Six Thousand Forty-Six and 15/100 Dollars ($66,046.15), payable in accordance with Section 3.01.

1.17                        Intentionally Omitted.

1.18                        “Tenant’s Address for Notice” means DTLR, Inc., 1300 Mercedes Drive, Suite T, Hanover, Maryland 21076.

1.19                        “Tenant’s Agents” includes any agent, officer, employee, servant, partner, independent contractor, licensee, invitee, or visitor of Tenant.

1.20                        “Tenant’s Share” means forty-seven and twenty-four hundredths percent (47.24°A), being based on the ratio of the rentable area of the Premises to the rentable area of all premises in the Building (139,690/295,673).  Landlord and Tenant acknowledge that the Building is or may become in the future a mixed-use property.  Accordingly, notwithstanding the foregoing or any other provision of this Lease to the contrary, Tenant’s Share of certain Operating Expenses may be equitably adjusted by Landlord in the event that the Operating Expenses in question are provided to a portion of the tenants in the Building, rather than to all the tenants in the Building.  The Tenant will receive advanced notice of any change in Tenant’s Share with regard to any expenses, as well as a full explanation of the change.

1.21                        “Tenant’s Trade Name” means DTLR.

1.22                        “Term” means the period of approximately ten (10) years and five (5) months commencing on the date Landlord delivers possession of the Premises with the Improvements set forth on Exhibit “B” substantially complete and permission to occupy the Premises granted by the applicable authority (the “Commencement Date”) and expiring at 11:59 p.m. on the last day of the one hundred twenty-fifth (125th) full calendar month thereafter (the “Expiration Date”), unless earlier terminated pursuant to the Lease.  The estimated Commencement Date is January 1, 2012, and the estimated Rent Commencement Date is June 1, 2012.  If Landlord does not deliver possession of the Premises by the targeted Commencement Date, or any other date scheduled or targeted as the Commencement Date, Landlord shall not have any liability whatsoever to Tenant on account of such failure to deliver possession of the Premises to Tenant and this Lease shall not be rendered void or voidable as a result of such delay.  However, under such circumstances, unless such delay is caused by Tenant or Tenant’s contractors, the Commencement Date shall be postponed until possession of the Premises is delivered to Tenant or the Premises are available for occupancy by Tenant.  If the actual Commencement Date differs from the targeted Commencement Date as set forth in this Section 1.22, Landlord and Tenant shall execute a Declaration of Lease Commencement, substantially similar to the form attached hereto as Exhibit “C,” after the Commencement Date, Rent Commencement Date and Expiration Date have been ascertained.  Notwithstanding the foregoing to the contrary, if the Commencement Date has not occurred by January 1, 2012, provided such delay is not the result of Force Majeure or delays caused by Tenant or Tenant’s contractors, then Tenant shall be entitled to a rental credit equal to one day of Base Rent for each day of delay beyond January 1, 2012 until the Commencement Date occurs.

1.23                        The first “Lease Year” will begin on the Commencement Date and end on the last day of the twelfth (12th) full calendar month following the Commencement Date.  The second Lease Year will begin on the first day of the thirteenth (13th) full calendar month following the Commencement Date and will extend for twelve (12) full calendar months.  Each subsequent Lease Year will begin on the anniversary of the first day of the second Lease Year and will extend for twelve (12) full calendar months.

2.00                        GRANT OF PREMISES

2.01                        Tenant’s Possession and Use of Premises.  Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term, together with a nonexclusive, nontransferable license to use the Common Areas.  Tenant shall use the Premises for the Permitted Use, under Tenant’s Trade Name, and for no other purpose and under no other name.  Tenant shall not use the Premises, nor suffer the Premises to be used, for any unlawful purpose or in any unlawful manner or in violation of any valid regulation of any governmental body, or in any manner to (i) create any nuisance or trespass; (ii) vitiate any insurance carried by Landlord or on Landlord’s behalf; (iii) alter the classification or increase the rate of any insurance on the Building; or (iv) use the Building or Property for or cause any disruptive, harassing or outrageous conduct.  Tenant shall not commit waste, overload the floors or structure of the Building, or take any action that would impair or alter parking spaces on the Property.  Tenant shall not keep Hazardous Materials within or about the Premises, nor shall Tenant use or allow the Premises to be used for any impermissible purposes pursuant to Section 6.02.  In the event of any such waste, damage or manner of use by Tenant, immediately upon written notice to Tenant at the Premises, Tenant shall take such steps as are reasonably necessary to cease and repair the same, failing which Landlord shall be entitled to take such steps and Tenant shall pay to Landlord, upon demand, Landlord’s cost thereof.  In addition, if the use or occupancy of the Promises, the conduct of business in the Premises or any act or omission of Tenant in the Premises or the Property, causes or results in any increase in premiums for the insurance carried from time to time by Landlord with respect to the Property, Landlord shall so notify Tenant and, if Tenant cannot adjust its activity, then Tenant shall pay to Landlord on demand Landlord’s cost of any increase in premiums.  Use of the Premises is subject to all covenants, conditions and restrictions of record.  Tenant shall not permit any objectionable odors or noises to emanate from the Premises.  Tenant hereby agrees to defend, indemnify and hold Landlord and the Property harmless from and against any and all costs, damages, expenses, and liabilities (including reasonable attorneys’ fees) arising out of or related to any breach of this Section 2.01.  Tenant shall, at its sole expense, promptly observe and comply with all statutes, laws, ordinances, rules, regulations, orders and requirements of all governmental, quasi-governmental or regulatory authorities applicable to the Premises and the conduct of its business, and with Landlord’s rules and regulations (the “Rules and Regulations”) promulgated from time to time and applicable to the Premises and the Common Areas.  The current Rules and Regulations are attached hereto as Exhibit “D”.  Subject to this Lease and so long as Tenant is not in default hereunder, Tenant shall have the quiet enjoyment of the Premises without hindrance on the part of Landlord.

2.02                        Surrender of Premises and Holdover.  On the Expiration Date, Tenant shall remove from the Premises all of its furniture, trade fixtures, equipment and other personal property, and such of any alterations installed by or on behalf of Tenant as Landlord may require Tenant to remove, repair any damage caused by their installation or removal, and surrender vacant possession of the Premises, clean, broom-swept and in their original condition, subject to ordinary wear and tear and unavoidable casualty.  Any personal property of Tenant not removed within ten (10) days following the expiration or earlier termination of the Lease shall be deemed to have been abandoned by Tenant and to have become the property of Landlord, and may be retained or disposed of by Landlord, as Landlord shall desire, in accordance with applicable law.  If Tenant remains in possession of the Premises after the Expiration Date, such occupancy shall be deemed to be a tenancy from month-to-month, on all of the terms, covenants, conditions and rentals of the Lease insofar as they are applicable to a monthly tenancy, except that the Monthly Base Rent shall be increased to an amount equal to one hundred fifty percent (150%) of the Monthly Base Rent applicable in the last month of the Term, and Tenant shall be liable for all losses suffered by Landlord as a result of Tenant’s failure to timely vacate.

2.03                        Landlord to have access to the Premises.  Landlord and Landlord’s Agents shall have the right, but not the obligation, to enter the Premises from time to time during all reasonable hours after reasonable notice (or at any time and by forcible means in an emergency or when Tenant is unavailable during business hours) to inspect same, to make improvements or repairs to the Premises or the Building, to show the Premises to prospective purchasers, tenants, and lenders, or for any other reason, in Landlord’s reasonable judgment.  Landlord shall have the right to place “For Sale” signs, and during the last twelve (12) months of the Term, “For Rent” signs, on the Premises.  Landlord shall, during entry to the Premises, exercise reasonable efforts to minimize any interference with Tenant’s business operations.  No entry in accordance with this Section 2.03 by Landlord shall constitute a breach of Landlord’s covenant for quiet enjoyment,

2.04                        Delivery of Premises.  Landlord shall deliver the Premises, and Tenant shall accept same in its as-is condition (except as set forth on Exhibit “B”), on the Commencement Date described in Section 1.22, or so soon thereafter as Landlord is able to deliver same.  If Landlord does not deliver possession of the Premises by the Commencement Date, or any other date scheduled or targeted as the Commencement Date, Landlord shall not have any liability whatsoever to Tenant on account of such failure to deliver possession of the Premises to Tenant and this Lease shall not be rendered void or voidable as a result of such delay.  However, under such circumstances, unless such delay is caused by Tenant or Tenant’s contractors, the Commencement Date shall be postponed until possession of the Premises is delivered to Tenant or the Premises are available for occupancy by Tenant.  Landlord will allow Tenant access to the Premises during the forty-five (45) day period prior to the Commencement Date in order to allow Tenant to install telecommunications lines and systems and other cabling in the office portion of the Premises and to install racking and distribution devices in the warehouse portion of the Premises.  Any such early access or use of the Premises by Tenant or Tenant’s Agents prior to the Commencement Date shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, except that Tenant’s Base Rent and regularly recurring Additional Rent obligations for the Premises shall not begin until the Rent Commencement Date.  Tenant shall not interfere with Landlord’s construction of the Improvements during its access of the Premises prior to the Commencement Date.  Landlord will allow Tenant access to the Premises approximately forty-five (45) days prior to the Commencement Date in order to allow Tenant to install telecommunications lines and systems, other cabling and move in furniture and other personal property.  Any such early access or use of the Premises by Tenant or Tenant’s Agents prior to the Commencement Date shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, except that Tenant’s Base Rent and regularly recurring Additional Rent obligations for the Premises shall not begin until the Commencement Date.

2.05                        Renewal Option.  (a)  Tenant has the conditional right to extend the term of the Lease for an additional term (the “Option Term”) of five (5) years beyond the Term at the Base Rent set forth in paragraph (b) below and upon the same terms and conditions set forth herein (except that there will be no further privilege of extension), provided that the following conditions are met:

(i)                                     Tenant notifies Landlord in writing of its election to exercise the right of renewal granted hereby at least twelve (12) months prior to the expiration of the initial Term (defined in Section 1,22 hereof);

(ii)                                  at the time of the exercise of such right and for the remainder of the Term thereafter, there is no existing default which is not remedied within the applicable cure periods set forth in this Lease; and

(iii)                               the Lease has not terminated prior to the commencement of the Option Term.

(b)                                 During the Option Term, Tenant shall pay Landlord Base Rent equal to the Fair Market Rent (as defined below) for the Premises for the Option Term.  The “Fair Market Rent,” as used in this Section 2.05, shall mean the market annual face rental rate (plus any market appropriate annual escalations thereof) for comparable space in the Hanover, Maryland submarket for the Option Term, taking into account all appropriate factors.  Within thirty (30) days of Landlord’s receipt of Tenant’s notice of its exercise of the option, Landlord shall notify Tenant of the Base Rent and escalations applicable to the Option Term based upon the foregoing parameters.  Provided the foregoing conditions thereto are met, the Term shall be extended for five (5) years beyond the Expiration Date.  If Tenant disagrees with Landlord’s determination of the Base Rent applicable to said Option Term, Tenant shall notify Landlord of such disagreement within ten (10) business days of Tenant’s receipt of Landlord’s notice.  If Tenant fails to notify

Landlord within such ten (10) business day period that Tenant agrees with Landlord’s determination of the Base Rent, then Tenant shall be deemed to disagree with such determination, and in the event of such disagreement or deemed disagreement Landlord and Tenant will negotiate in good faith to determine the appropriate Base Rent applicable to said Option Term in accordance with the foregoing parameters.  In the event that the parties cannot agree upon the appropriate Base Rent within thirty (30) days of Tenant’s exercise of the option, then the Base Rent applicable to the Option Term shall be determined in accordance with the following terms:  Within ten (10) days after the expiration of such thirty (30) day period, each party shall give written notice to the other setting forth the name and address of a Broker (as hereinafter defined) selected by such party who has agreed to act in such capacity, to determine the Base Rent applicable to the Option Term.  If either party shall fail to select a Broker as aforesaid, then the party which has selected a Broker as aforesaid (the Appointing Party) shall have the right to issue a written notice to the party which failed to select a Broker as aforesaid (the Non Appointing Party) advising such Non Appointing Party that it has failed to appoint its Broker, in which case, if the Non Appointing Party does not then designate its Broker within five (5) business days following receipt of the Appointing Party’s Notice, then the Base Rent shall be determined by the Broker selected by the other party.  Each Broker shall thereupon independently make his determination of the Base Rent applicable to the Option Term based upon the parameters for determining Base Rent outlined above within twenty (20) days after the appointment of the second Broker.  If the two Brokers determinations are not the same, but the higher of such two determinations (based upon the initial annual Base Rent and average Base Rent over the course of the Option Term) is not more than one hundred five percent (105%) of the lower of them, then the Base Rent shall be deemed to be the average of the two determinations.  If the higher of such two determinations is more than one hundred five percent (105%) of the lower of them, then the two Brokers shall jointly appoint a third Broker within ten (10) days after the second of the two determinations described above has been rendered.  The third Broker shall independently make his determination of the Base Rent within twenty (20) days after his appointment by choosing between the two determinations previously submitted in accordance with the foregoing by the parties’ respective Brokers, and the third Broker’s determination shall be deemed to be the Base Rent payable by Tenant with respect to the Option Term.  Within ten (10) days of the determination of the Fair Market Rent, Tenant shall elect whether or not to provide final, binding exercise of the renewal option (the “Option Exercise Notice”).  For the purposes of this Section 2.05, Broker shall mean a real estate broker licensed in the state of Maryland, who has been regularly engaged in such capacity in the business of warehouse and office leasing in the Hanover, Maryland market for at least ten (10) years immediately preceding such persons appointment hereunder.  Each party shall pay for the cost of its Broker and one half of the cost of the third Broker, if any.

(c)                                  Prior to the commencement of the Option Term, upon the request of Landlord, Tenant hereby agrees to execute an amendment to the Lease memorializing said extension of the Term.  If Tenant fails to timely notify Landlord of its desire to exercise the renewal option granted hereby, then Tenant shall be deemed to have conclusively waived its renewal option.  In addition, if Tenant fails to timely provide the Option Exercise Notice, then Tenant shall be deemed to have conclusively waived its renewal option.

3.00                        RENT

3.01                        Payment of Base Rent.  Upon the execution of this Lease by Tenant, Tenant shall deliver the Rental Deposit to Landlord, to be applied, on the Rent Commencement Date, toward the first full monthly Base Rent payment then due hereunder.  Thereafter, installments of Base Rent shall be paid monthly, in advance, without demand, notice, deduction, offset or counterclaim, on the first day of each month.  All such installments for any partial month shall be prorated on a per diem basis.  If the Rent Commencement Date occurs on other than the first (1st) day of a month, Base Rent from that date until the first (1st) of the next succeeding month will be prorated on the basis of the actual number of days in each such month and shall be payable in advance on the Rent Commencement Date.

3.02                        Payment of Operating Expenses.  Beginning on the Commencement Date and continuing throughout the Term, Tenant shall be responsible for the payment of Tenant’s Share of Operating Expenses.  Prior to the Commencement Date, and then at the beginning of each year (which may be a calendar year or other twelve-month period selected by Landlord from time to time) Landlord shall furnish Tenant with Landlord’s reasonable estimation of Tenant’s Share of Operating Expenses for the forthcoming year, and Tenant shall pay same in equal monthly installments, in advance and without prior demand, together with Base Rent.  After the end of each year, a reconciliation, adjustment and, if necessary, a refund shall be made based on the actual cost incurred by Landlord for Operating Expenses in respect of such year.  To the extent not provided by Landlord and reimbursed pursuant to this Section, Tenant shall be responsible for all costs and expenses of (1) its trash removal and (2) any cleaning or janitorial services to the Premises.

3.03                        Utilities.  “Utilities” means water, gas, electricity, and any other utilities from time to time supplied by Landlord to the Premises.  Beginning on the Commencement Date and continuing throughout the Term, Tenant shall pay all costs of utilities utilized in or for the Premises.  If the Premises are not separately metered, the cost of Utilities shall be included in Operating Expenses.  If the Premises are separately metered, then prior to the Commencement Date, and then at the beginning of each year (which may be a calendar year or other twelve-month period selected by Landlord from time to time) Landlord shall furnish Tenant with Landlord’s reasonable estimation of the cost of Utilities for the forthcoming year and Tenant shall pay same in equal monthly installments, in advance and without prior demand, together with Base Rent.  After the end of each quarter year a reconciliation and adjustment shall be made based on the actual cost incurred by Landlord for Utilities in respect of such year.  Tenant shall use reasonable diligence in the conservation of Utilities.  To the extent that Tenant contracts for any utility directly with the supplier thereof, Tenant shall promptly pay all bills for such utilities.  Landlord shall not be liable for any failure to furnish, or for any loss, injury or damage caused by or resulting from any variation, interruption or failure of utility services.  Notwithstanding the foregoing, if there is a failure by Landlord to furnish the utilities or services specified in this Lease, which failure:  (i) interferes substantially with or prevents Tenant’s use of the Premises or any material part thereof, (ii) is capable of being remedied by Landlord by the exercise of commercially reasonable efforts (as opposed to being outside of Landlord’s control), and (iii) continues for five (5) consecutive business days, the Monthly Base Rent shall abate for the period beginning on the sixth (6th) consecutive business day of such interruption and continuing until such interruption is remedied, based upon the portion or portions of the Premises rendered unusable by such interruption of utilities or services.

3.04                        Payment of Real Estate Taxes.  Beginning on the Commencement Date and continuing throughout the Term, Tenant shall be responsible for the payment of Tenant’s Share of Real Estate Taxes.  Prior to the Commencement Date, and then at the beginning of each year (which may be a calendar year or other twelve-month period selected by Landlord from time to time) Landlord shall furnish Tenant with Landlord’s reasonable estimation of Tenant’s Share of Real Estate Taxes for the forthcoming year, and Tenant shall pay same in equal monthly installments, in advance and without prior demand, together with Base Rent, After the end of each year, a reconciliation and adjustment shall be made based on the actual cost incurred by Landlord for Real Estate Taxes in respect of such year.

3.05                        Intentionally Omitted.

3.06                        Intentionally Omitted.

3.07                        Payments Generally.  All rentals and other charges hereunder shall commence to accrue and become payable in accordance with the terms hereof on the Commencement Date.  All payments required to be made by Tenant under this Lease shall be deemed to be rent and shall be collectible as such, shall be in lawful money of the United States, and shall be timely delivered to Landlord’s Payment Address (as set forth in Section 1.08), with no deduction, offset, abatement, credit or the like, except as expressly be provided herein.  Each late payment shall incur a late charge fee in the amount of two percent (2%) of such payment to cover extra tracking and handling expenses.  All amounts owed by Tenant to Landlord under this Lease which are overdue shall bear interest at the rate of 8% per annum from the date due until paid. The tender by Tenant of a lesser amount than due shall be treated as a payment on account notwithstanding any endorsement or statement to the contrary on the payment or in any cover letter, and Landlord’s acceptance of such lesser amount shall not constitute a waiver of any other available right or remedy. Notwithstanding the foregoing, on the first (1st) occasion during any calendar year that any installment of Base Rent or Additional Rent is not timely paid when due hereunder, no late fee or default interest will be assessed until the fifth (5th) day after the day that such payment was originally clue.

4.00                        MAINTENANCE AND REPAIRS

4.01                        Tenant Repairs.  Except for those items for which Landlord is responsible by virtue of Section 4.02 below, Tenant shall, at its own cost and expense, clean, repair, maintain and replace the interior of the Premises and any improvements, equipment and fixtures therein, including without limitation, all interior and exterior doors, door jambs and frames, drive-in doors, dock doors, dock collars and levelers, locks and hardware, and all interior and exterior windows, window casings and sills; all interior walls, floors, coverings and ceilings, all interior painting and decorating of the Premises, replacement of approved signs, repairs, maintenance and replacements of all electrical, plumbing, interior and exterior heating, ventilating, and air conditioning (“HVAC”) equipment and systems that serve the Premises, so as to keep them in first class condition and in compliance with the requirements from time to time of all governmental authorities having jurisdiction, and lighting and other fixtures and equipment inside the Premises whether or not they were initially installed at Landlord’s expense.  All repairs, maintenance and/or replacements made by Tenant shall be subject to Landlord’s prior written approval, which will not be unreasonably withheld provided that the same are at least equal in quality and class to the original work and/or fixtures and equipment.  Landlord shall have the right, at its option, to perform on behalf of Tenant any repair or replacement approved by Landlord and one hundred ten percent (110%) of the cost and expense incurred shall be due within thirty (30) days of demand.  In furtherance of the above, Tenant, at its sole cost and expense, will obtain, and maintain throughout the Term, a quarterly maintenance, repair and service contract on the HVAC system serving the Premises (the “Service Contract”), said Service Contract to be on such terms and with such company as shall be approved by Landlord.  Within thirty (30) days following the Commencement Date, Tenant will provide Landlord with a copy of the above-referenced Service Contract.  During the Term Tenant will provide Landlord with copies of all annual renewals or replacements of the Service Contract prior to the expiration of the initial or then-current Service Contract.  Such Service Contract must fully comply with the requirements set forth in this Section 4,01.  Tenant shall promptly place all of its refuse in the trash receptacles provided for this purpose and shall not allow same to accumulate within the Premises or anywhere on the Common Areas.  It is understood and agreed that all property of Tenant kept, stored or maintained in the Premises or the Property shall be at the sole risk of Tenant.  Tenant agrees at its sole cost and expense to comply with all present and future laws regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash.  The lighting, mechanical systems, and the HVAC system serving the Premises will be in good working order as of the Commencement Date such that Tenant can obtain a commercially reasonable Service Contract at a reasonable cost.  In addition, during the first (1’) year of the Term, Landlord shall make any repairs or replacements to the HVAC system serving the Premises, which repairs and replacements are not necessitated by an act or omission of Tenant.  Tenant shall be responsible for the replacement of any HVAC systems, as necessary, except that, if necessary, the Landlord will be responsible for replacing the 7.5 ton tsetse unit installed in 1983.

4.02                        Landlord Repairs.  Except in the case of damage by casualty as described in Section 4,05 below, and except as required to be repaired and maintained by Tenant under Section 4.01 above, Landlord shall, as a part of Operating Expenses, (i) repair, maintain and replace the roof, structure, foundation, gutters, downspouts, parking lots and garages, and the mechanical and electrical systems located outside of the Premises (unless serving Tenant’s Premises), and HVAC systems serving the Common Areas of the Building, and (ii) clean, landscape, repair, maintain, and replace the Common Areas, and keep same reasonably free of snow, ice and other obstructions.  If applicable, Landlord shall supply Utilities to the Premises and bill Tenant as provided in Section 3.03 above.

4.03                        Initial Improvements.  On the Commencement Date, except as otherwise provided by this Lease, Tenant shall accept possession of the Premises in their “as-is” condition, and Landlord shall not be required to perform any improvements whatsoever to the Premises.  Except as provided for in Exhibit “B,” all other work necessary to improve, furnish, fixture, equip, stock, and decorate the Premises for Tenant’s Permitted Use shall be performed by Tenant, at its sole cost and expense, in accordance with Section 4.04 below.

4.04                        Tenant Alterations/Signs.  Tenant shall not make any installations, alterations, improvements, or the like to the Premises without, in each case, first obtaining Landlord’s written consent, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the prior sentence, Landlord may grant or withhold its consent in its sole and absolute discretion in the case of any proposed installation, alteration, improvements, or the like which (i) may affect the structure of the Premises, or (ii) are on the exterior of the Premises, or (iii) require cutting or drilling into the Premises, or securing of any item to any part of the Premises, or penetrating the roof.  Tenant may make any non-structural cosmetic changes to the interior of the Premise of a value not to exceed $50,000.00 without the consent of Landlord.  Tenant shall immediately discharge any lien which is filed against the Premises or the Property as a result of work performed by or on behalf of Tenant.  Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, display any sign, logo, lettering, or the like on the outside of the Premises, or on the inside of the Premises in such a manner as to be visible from the outside.  Tenant may, at its sole cost and subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, as to the design, size, and location of the same, install signage on the top of the Building or on any Building monument sign and further provided that such signage is compliant with all applicable laws.

4.05                        Restoration after Damage by Casualty.  If this Lease is not terminated in accordance with Section 4.06 below, and subject to Landlord’s ability to obtain the necessary permits, if the Premises are damaged or destroyed by fire or other casualty insured against by Landlord (“Casualty”) and not caused by the negligence of Tenant or those over whom it exercises control, Landlord shall diligently commence to settle its insurance claims and restore the Premises, but shall not be obligated to expend an amount in excess of the insurance proceeds recovered, However, Landlord shall not be obligated to restore any improvements, furniture, fixture, equipment or other property that is not Landlord’s property.  Upon notification that Landlord’s restoration work is substantially complete Tenant shall forthwith complete the restoration of its improvements (but shall not be entitled to any allowance, abatement, or other inducement or concession that may have been available in connection with the original construction of the Premises) and shall reopen in the whole of the Premises fully fixtured, stocked, and staffed within thirty (30) days of Landlord’s notice.  If the Premises are damaged by a Casualty to the extent of complete or partial untenantability, all rents (except for Utilities) shall abate proportionately from the date of the Casualty until the Premises are substantially restored to the extent required of Landlord.

4.06                        Termination after Damage by Casualty.  Landlord shall have the right to terminate this Lease on notice to Tenant given within ninety (90) days of a Casualty if (i) insurance proceeds are unavailable or insufficient to restore the Premises as required of Landlord, or if Landlord’s mortgagee does not make them available for such restoration, (ii) the Premises have been materially damaged and there is less than two (2) years of the Term remaining on the date of the casualty, (iii) Landlord is not permitted by law to rebuild the Building or the Property in substantially the same form as existed before the fire or casualty, or {iv) more than forty (40%) of the Premises are damaged, or the Premises and/or the Building and/or the Property are damaged to such an extent as to make restoration uneconomical, and in such event the parties shall be relieved of any further obligation hereunder accruing after the termination date.

4.07                        Condemnation.  If any of the Premises is taken or condemned to an extent that Tenant is unable to continue to use the Premises in the manner and for the purpose for which they were leased, either party shall have the option to terminate the Lease as to such Premises only, on notice given to the other within thirty (30) of notification of such taking, and such termination shall be effective on the date on which Tenant is obligated to yield possession.  All compensation awarded for such taking of the fee and the leasehold shall belong to the Landlord, but Landlord shall not be entitled to any portion of any award made separately to Tenant for the cost of removing its fixtures and inventory.

4.08                        ADA Compliance.  Nothing contained in this Lease is intended to prevent or prohibit compliance by either party with Title III of the Americans With Disabilities Act of 1990 (“ADA”) nor is any provision of this Lease intended to violate ADA, and any provision that does so is hereby modified to allow compliance or deleted as necessary.  Tenant shall be responsible for ensuring that the internal Premises complies with ADA throughout the Term.  Landlord shall be responsible for ensuring that the entrances to the Building and all external and Common Areas do not violate ADA throughout the Term.  Each party indemnifies the other and the Agents of the other for all costs, liabilities and causes of action occurring or arising as a result of the breaching party’s failure to comply with ADA or as a result of any violation of ADA by the breaching party or the breaching party’s Agents.  Breach of this Section 4.08 is a default under this Lease.

4.09                        Mold.  It is generally understood that mold spores are present essentially everywhere and that mold can grow in most any moist location.  Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices.  Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control, especially in kitchens, janitor’s closets, bathrooms, break rooms and around outside walls, for mold prevention.  Tenant has inspected the Premises and, with visual inspection, has not observed mold, mildew or moisture within the Premises.  Tenant shall review the Premises for any indication of mold growth during its construction period and shall notify Landlord, in writing, of any such mold issues it discovers, and Landlord shall be obligated to abate, at Landlord’s cost, any such mold growth.  Tenant agrees to maintain the Premises in a way that does not provide conditions for mold growth.  Tenant agrees to immediately notify Landlord if mold, mildew or moisture conditions are observed and take immediate action to correct conditions which led to the mold growth.

5.00                        INSURANCE

5.01                        Tenant’s Insurance.  Tenant shall, at its own cost and expense, secure and maintain the following insurance with insurers reasonably acceptable to Landlord:  (i) commercial property insurance written on a “special causes of loss” form providing fire and extended coverage insurance, including without limitation sprinkler damage, for the full replacement value of the contents of the Premises, including without limitation Tenant’s improvements, plate glass, furniture, fixtures, equipment and inventory; (ii) commercial general liability insurance including without limitation coverage for contractual liability covering Tenant’s obligations hereunder in which the limits of liability shall not be less than three million dollars ($3,000,000) per occurrence, for bodily injury and property damage; and (iii) such other insurance coverage, limits and/or endorsements as Landlord or any mortgagee of the Property may reasonably require from time to time.  All such policies shall be primary and non-contributing with any coverage that Landlord may carry, shall name Landlord (and/or Landlord’s mortgagees and/or managing agent, if requested) as additional insured, and shall provide for Landlord to receive written notice at least thirty (30) days prior to any material alteration or cancellation.  Such insurance may not be carried under a blanket policy or policies.  The commercial general liability policy carried by Tenant shall have a deductible no greater than $25,000.00.  Tenant shall furnish to Landlord from time to time upon ten (10) days request a current Certificate of Insurance, evidencing the coverage and endorsements above required, failing which Landlord shall have the right, but not the obligation, to purchase the required insurance on Tenant’s behalf and one hundred ten percent (110%) of the amount incurred shall be due from Tenant as Additional Rent.

5.02                        Waiver of Subrogation.  Each party hereby waives every right or cause of action for the events which occur or accrue during the Term for any and all loss of or damage to, any of its property (whether or not such loss or damage is caused by the fault or negligence of the other party or anyone for whom said other party may be responsible), which loss or damage is covered (or would have been covered if such party had maintained the coverage required under this Lease) by valid and collectible commercial property insurance or similar policies covering real property, personal property or business interruption insurance policies, to the extent that such loss or damage is recovered (or would have been recovered if such coverage were in effect as required hereunder) under said insurance policies.  Said waivers are in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss or damage to property of the parties hereto.  Each party will give its insurance carrier written notice of the terms of such mutual waiver, and the insurance policies will be properly endorsed, if necessary, to prevent the invalidation of coverage by reason of said waiver.

5.03                        Indemnification by Tenant/Landlord.  (a)  To the extent permitted by law, Landlord and Landlord’s Agents shall not be liable to Tenant, Tenant’s Agents, Tenant’s customers, clients, family members, assignees, subtenants or guests, or to any other person or entity for whom Tenant is responsible.  Except if directly and solely caused by the negligence or willful misconduct of Landlord, Tenant shall indemnify, save harmless and defend Landlord and Landlord’s Agents from and against all claims, damages (including indirect and consequential damage), costs, liabilities, losses and the like (including without limitation reasonable legal fees, court costs and the like) incurred in connection with loss of life, bodily injury and damage to property (including without limitation the property and person of Tenant and Tenant’s Agents) arising from or relating to any cause whatsoever, including but not limited to the following: (i) any occurrence in, on or about the Premises, and any loading platform or other area outside of the Premises allocated to Tenant’s use, (ii) Tenant’s use or occupancy of the Premises, or (iii) any act or omission of Tenant, Tenant’s Agents, Tenant’s customers, clients, family members, assignees, subtenants or guests, or attributable to property of Tenant on the Common Areas.

(b)                                 Subject to the limitation on Landlord’s liability provided in Section 5.05, and except for any claims arising from the negligence or willful misconduct of Tenant or Tenant’s Agents, Landlord hereby indemnifies and agrees to hold Tenant and Tenant’s Agents harmless from and against any and all costs, penalties, damages, claims, causes of action, obligations, liabilities and expenses (including reasonable attorneys’ fees) (collectively, “claims”) suffered by or claimed against Tenant, directly and solely resulting from Landlord’s or Landlord’s Agents’ negligence or willful misconduct.

(c)                                  Neither party shall have any liability to the other party for consequential, indirect or punitive damages, and each party waives any right it may have to claim same.

5.04                        Landlord’s Liability Excluded.  Except to the extent caused by Landlord’s or Landlord’s Agents’ negligence or willful acts or omissions, Landlord shall have no liability whatsoever for any injury or death to persons or loss or damage to property caused by (i) fire, smoke, explosion, falling plaster, falling ceiling tiles, falling stucco, falling fixtures, steam, gas, fumes, vapors, electricity, water, rain, flood, snow, sleet, ice, dampness, sewer or down spout backups, or leaks, including without limitation from pipes, sprinklers, appliances, wiring, plumbing, roofs, windows, subfloors or ceilings, (ii) any third party including without limitation occupants of adjacent premises or property, or any private, public or quasi-public work, or (iii) the failure or interruption of any utility, trash removal or other service, whether provided directly by a third party or through Landlord, in each case unless directly and solely caused by the gross negligence of Landlord.  Landlord and Tenant shall have no liability for consequential, indirect or punitive damages, and Landlord and Tenant waive any right they may have to claim same.

5.05                        Landlord Exculpation.  It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord’s Agents hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord’s Agents shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building, and neither Landlord, nor any of the Landlord’s Agents shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

5.06                        Landlord’s Insurance.  Landlord shall maintain throughout the Term insurance coverage on the Building in such amounts as that reasonably carried by owners of other comparable office buildings in the Hanover, Maryland submarket, including, without limitation, commercial general liability insurance and 100% full-value replacement cost insurance on the Building and the structural improvements therein.

6.00                        HAZARDOUS MATERIALS

6.01                        Hazardous Materials Defined.  “Hazardous Materials” shall mean any substance, chemical, waste, product or the like which now or in the future is identified as hazardous, toxic, dangerous or the like, or is regulated or otherwise subject to any Environmental Laws, including, but not limited to, asbestos, polychlorinated biphenyls, urea formaldehyde insulation, and any substance which requires reporting, registration, notification, removal, abatement or special treatment, storage, handling or disposal under any Environmental Laws.  The term “Environmental Laws” shall mean all existing and future Federal, state and local laws, regulations, ordinances and the like relating to the environment, as amended from time to time, Environmental Laws currently include, but are not limited to, the following:  the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§6901 et seq.) (“RCRA”), the

Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601 et seq.) (“CERCLA”), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §§11001, et seq.) (“EPCRA”), the Occupational Safety and Health Act of 1970 (29 U.S.C. §§651 f.aq.) (“OSHA”) and the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.) (‘‘TSCA”).

6.02                        Environmental Compliance.  Tenant will not use or permit the Premises to be used in violation of any Environmental Regulations (as defined below).  Tenant assumes sole and full responsibility for, and will remedy at its cost, all such violations, provided that Tenant must first obtain Landlord’s written approval of any remedial actions, which approval Landlord may not unreasonably withhold.  Tenant will not use, generate, release, store, treat, dispose of, or otherwise deposit, in, on, under or about the Premises, any Hazardous Materials, nor will Tenant permit or allow any third party to do so, without Landlord’s prior written consent.  The foregoing shall not preclude Tenant from using materials commonly used in a business office setting, provided that Tenant properly uses, handles and disposes of the same in accordance with applicable law and the manufacturers instructions with respect thereto.  Landlord’s election to conduct inspections of the Premises is not approval of Tenant’s use of the Premises or any activities conducted thereon, and is not an assumption by Landlord of any responsibility regarding Tenant’s use of the Premises or Hazardous Materials.  Tenant’s compliance with the terms of this Section 6.02 and with all Environmental Regulations is at Tenant’s sole cost.  Tenant will pay or reimburse Landlord for any costs or expenses incurred by Landlord, including reasonable attorney’s, engineers’, consultants’ and other experts’ fees and disbursements incurred or payable to determine, review, approve, consent to or monitor the requirements for compliance with Environmental Regulations, including, without limitation, above and below ground testing.  Landlord and Landlord’s Agents are hereby authorized to enter upon the Premises for such purposes, after giving reasonable notice and without disruption of Tenant’s business.  Tenant will supply Landlord with historical and operational information regarding the Premises, including without limitation, all reports required to be filed with governmental agencies, as may be reasonably requested by Landlord to facilitate site assessment, and will make available for meetings with Landlord or Landlord’s Agents, appropriate personnel having knowledge of such matters.  If Tenant fails to comply with the provisions of this Section 6.02, or if Landlord receives notice or information asserting the existence of any Hazardous Materials, Landlord has the right, but not the obligation, without in any way limiting Landlord’s other rights and remedies, to enter upon the Premises or to take such other actions Landlord deems necessary or advisable to clean up, remove, resolve, or minimize the impact of any Hazardous Materials on or affecting the Premises.  Tenant shall pay to Landlord on demand as Additional Rent all reasonable costs and expenses paid or incurred by Landlord in the exercise of any such rights.  Tenant will notify Landlord in writing, immediately upon the discovery, notice (from a governmental authority or other entity) or reasonable grounds to suspect, by Tenant, Tenant’s Agents, its successors or assigns the presence in the Premises or the Building of any Hazardous Materials or conditions that result in a violation of or could reasonably be expected to violate this Section 6.02, together with a full description thereof.  “Environmental Regulations” means any law, statute, regulation, order or rule now or hereafter promulgated by any Governmental Authority, whether local, state or federal, relating to air pollution, water pollution, noise control or transporting, storing, handling, discharge, disposal or recovery of on-site or off site hazardous substances or materials, as same may be amended from time to time, Tenant’s obligations pursuant to this Section 6.02 shall survive the expiration or earlier termination of the Lease.

6.03                        Hazardous Materials Indemnification.  Tenant shall indemnify, defend, and hold harmless Landlord, Landlord’s Agents, the manager of the Building, and their respective officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Materials that occurs during the term of this Lease, at or from the Premises, or which arises at any time from Tenant’s use or occupancy of the Premises, or from Tenant’s failure to provide all information, make all submissions, and take all steps required by all governmental authorities under the CERCLA and all other environmental laws.  Tenant’s obligations and liabilities under this Section 6.03 shall survive the expiration of this Lease.

6.04                        Landlord Representation.  To the best of Landlord’s knowledge, as of the date this Lease is executed by Landlord:  (i) the Premises are not contaminated by any Hazardous Materials; and (ii) the Premises are not in violation of any Environmental Regulations.

7.00                        SUBLETTING AND ASSIGNING

7.01                        Transfer of Premises.  (a)  Tenant shall not assign this Lease or sublease, or grant a license or concession, or otherwise transfer the whole or any part of any Premises without the prior written consent of Landlord in each case, which consent shall not be unreasonably withheld.  It shall not be unreasonable for Landlord to withhold consent if (i) Tenant is in default of the Lease, (ii) the proposed transfer would violate a provision of another lease or agreement, (iii) the proposed use would be incompatible with the other uses in the Building or would increase parking or utility requirements, (iv) the proposed transferee is not less creditworthy or experienced than Tenant; or (v) Landlord’s lender or Tenant’s guarantor (if any) refuses to consent.  Tenant’s request for consent shall be accompanied by sufficient documentation to allow Landlord to make a decision based on the foregoing factors.  In the case of each transfer, Tenant shall cure any outstanding defaults prior to the transfer date, and remain jointly and severally liable with the transferee for the full and timely performance of each and every term, covenant and condition of Tenant under the Lease.  All cash or other proceeds whatsoever payable by or on behalf of a transferee of this Lease or the Premises, whensoever same may be payable, shall be deemed to be rent , and any such rent in excess of the rentals payable by Tenant hereunder shall promptly be paid to Landlord.

(b)                                 Notwithstanding any provision hereof to the contrary, Tenant may assign or sublet the Premises (“Permitted Transfer”), or any portion thereof, without Landlord’s consent, to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger or consolidation with Tenant or to any person or entity which acquires all the assets of Tenant as a going concern of the business that is being conducted on the Premises, or any entity created for the purpose of an initial public offering of Tenant (each, an “Affiliate of Tenant”) provided that said assignee or subtenant assumes, in full, the obligation of Tenant under the Lease, further provided however, that; (1) Tenant shall not be in material default under the Lease beyond the applicable cure period (if any) at the time of any such Permitted Transfer; (ii) in the case of a Permitted Transfer following which the Tenant shall remain in existence, then Tenant shall remain fully liable pursuant to the terms and condition of the Lease (as amended by this Amendment), jointly and severally with the assignee/subtenant permitted hereby; and (iii) Tenant shall provide Landlord with written notice of the assignment or sublease and a copy of the assignment or sublease documenting the Permitted Transfer within five (5) business days from the date of the Permitted Transfer and shall, at all times, be obligated to ensure that proper insurance coverage is in place.

7.02                        Transfer Defined.  The term “transfer” in Section 7.01 above shall include (i) if Tenant is a partnership, a withdrawal or change (voluntary, involuntary, or by operation of law, whether accomplished by a single transaction or a series of transactions) of any partner owning forty percent (40%) or more of the partnership, or a dissolution or liquidation of the partnership, (ii) if Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the transfer of a controlling interest of the capital stock of Tenant (whether accomplished by a single transaction or a series of transactions), or (iii) any management arrangement by which operational control is transferred to a person other than Tenant.  Notwithstanding the foregoing, the term “transfer” shall not involve any initial public offering of Tenant’ business.

7.03                        Subordination/Estoppel Certificates.  This Lease is and shall be subordinate to all ground leases, mortgages, trust deeds or other financing or, refinancing installments that may now or in the future be placed on the Property, and to all renewals, replacements, and extensions of same and Tenant shall attorn to any purchaser, to the purchaser at any foreclosure, or to the grantee of a deed in lieu of foreclosure, and recognize such purchaser or grantee as Landlord under the Lease.  Such subordination is self-operative, and no further instruments shall be required to effect same.  However, if requested by Landlord, Tenant shall promptly from time to time, within twenty (20) days of request, execute a confirmation of such subordination in the form required by Landlord.  If any ground lessor, mortgagee or trustee notifies Tenant that it elects to have the Lease be a prior lien, then this Lease shall be deemed to be prior in lien to such ground lease, mortgage or trust deed.  Tenant shall, within twenty (20) days of request, deliver to Landlord, or to any party providing financing to Landlord, or to a prospective purchaser, information reasonably required by such party, including without limitation current financial statements and estoppel certificates in a form satisfactory to such party, failing which Tenant shall be in default of this Lease without further notice or cure period.  If Tenant does not deliver any subordination or estoppel certificate within the twenty (20) day time period provided herein, and if Tenant has not objected to the Certificate within such time, then in addition to any other right or remedy of Landlord, Tenant hereby appoints Landlord as its attorney-in-fact to execute and deliver any such subordination or estoppel certificate on Tenant’s behalf.  Any such subordination or estoppel certificate, delivered pursuant hereto may be relied upon by any owner, prospective purchaser, mortgagee or prospective mortgagee of the Building, the Property, or Landlord’s interest therein.  For any current or future mortgage, deed of trust or ground lease, the Landlord will make commercially reasonable efforts to obtain a subordination and non-disturbance agreement in reasonable form.

8.00                        DEFAULT

8.01                        Default.  Tenant shall be in “default” of this Lease whenever:  (i) Tenant fails to pay any Rent when due and such failure continues for seven (7) days after written notice from Landlord; or (ii)Tenant fails to comply with any other term, covenant or conditions of the Lease and such failure continues for thirty (30) days after notice from Landlord, if a cure cannot be completed within such thirty (30) days, then Tenant shall have commenced a cure within the thirty (30) day period and it shall diligently pursue such cure (not to exceed ninety (90) days under any circumstances); or (iii) Tenant fails to timely deliver any required subordination, estoppel certificate, or financial statements within the time limit specified in this Lease, unless Tenant has reasonable grounds for objection to such certificate; or (iv) Tenant vacates or abandons the Premises, or (v) a petition is filed by or against Tenant in bankruptcy, insolvency, for the appointment of a receiver or custodian, or an attachment or other judicial seizure is instituted against Tenant, or other act of bankruptcy or insolvency occurs involving the Tenant, or any steps are taken for the dissolution, winding up or liquidation of Tenant, which is not dismissed within sixty (60) days of its filings.  Tenant hereby waives any present or future law requiring any notice to quit or of Landlord’s intention to re-enter.

8.02                        Consequences of Default.  If a default occurs, Landlord may, at its option, reenter the Premises without terminating the Lease, relet the Premises on Tenant’s behalf; and Tenant shall be responsible for the payment of any deficiency in the rent received by Landlord in accordance with the Lease, as well as all costs relating to recovery and reletting the Premises, including all leasing commissions, reasonable legal fees and costs plus all actual damages, but if Landlord does not relet the Premises Tenant shall continue to be responsible for the full payment of rentals in accordance with the Lease.  In addition, Tenant shall be liable for (i) the unamortized portion of brokerage commissions paid in connection with this Lease; (ii) the unamortized portion of the improvement allowance or the cost of the improvements made by Landlord, if any; and (iii) the unamortized portion of any rent abated pursuant to this Lease.  Landlord shall not be required to serve further notice or resort to legal process prior to exercising its right of re-entry, and Tenant waives any available rights of redemption.  Landlord shall also have the right to terminate this Lease and recover damages, even if Landlord has previously exercised its right of re-entry.  If Landlord elects to terminate, Landlord shall be entitled to liquidated damages in an amount equal to:  (i) all sums owing hereunder up to the date of termination; (ii) the unamortized portion of brokerage commissions paid in connection with this Lease; (iii) the unamortized portion of the improvement allowance or the cost of the improvements made by Landlord, if any; (iv) the unamortized portion of any rent abated pursuant to this Lease and (v) accelerated rent discounted to present value using an interest rate of ten percent (10%), provided that Landlord will forward to Tenant any net rentals received on reletting the Premises as they are received, provided that Landlord shall incur no liability, and Tenant’s obligations hereunder shall not be diminished, by virtue of Landlord’s failure to relet.  The foregoing remedies are in addition to any other remedies available hereunder or at law.

8.03                        Self-Help.  Landlord shall also have the right, but not the obligation and without prejudice to any other right or remedy, to cure any default of Tenant on Tenant’s behalf, and one hundred ten percent (110%) of the cost incurred shall be payable by Tenant on demand as Additional Rent.  The failure to pay such amount when due shall constitute a monetary default.

8.04                        No Implied Waivers.  No waiver of any breach of a term, covenant or condition by either party shall be construed as a waiver of a subsequent breach of the same term, covenant or condition, or as a waiver of the term, covenant or condition itself.  The consent or approval by either party to, or of, any act requiring such party’s consent or approval shall not be deemed to waive or render unnecessary the consent or approval of such party to, or of, any subsequent similar act.  All rights and remedies set forth in this Lease are cumulative and in addition to any other available rights and remedies.

8.05                        Waiver of Jury Trial.  The parties hereby waive all rights to trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matters arising out of or in any way relating to this Lease, the relationship of landlord and tenant, and/or Tenant’s use or occupancy of the Premises.

9.00                        MISCELLANEOUS

9.01                        Notices.  No notice, and no request, consent, approval, waiver or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is given in the manner set forth in this Section 9.01.  Each notice given pursuant to this Lease shall be given in writing and shall be (i) delivered in person, (ii) sent by nationally recognized overnight courier service, (iii) sent by certified mail, return receipt requested, first class postage prepaid, to Landlord or Tenant, as the case may be, at their respective notice addresses as set forth in Sections 1.07 and 1.18, or at any such other address that may be given by one party to the other by notice pursuant to this Section 9.01.  Such notices, if given as prescribed in this Section 9.01, shall be deemed to have been given (a) at the time of delivery if delivery is made in person, (h) on the next business day if deposited with a nationally recognized overnight courier service in time for next day delivery, (c) on the third business day following the date of mailing if mailed, or (d) at the time of attempted delivery if delivery is refused or cannot be effected at the addressee’s address (as evidenced in writing).  Rent payments shall be sent to Landlord’s Payment Address, as set forth in Section 1.08.  During any interruption or threatened interruption of substantial delay in postal services, all notices shall be delivered personally or by nationally recognized overnight courier service.

9.02                        Successors and Assigns and Landlord’s Liability.  This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during the period of its ownership; provided that nothing in this Section 9.02 shall be deemed to permit any Transfer in violation of Section 7.01 hereof.  Whenever Landlord conveys its interest in the Building, so long as Landlord has notified Tenant in writing of the transfer and of the disposition of Tenant’s security deposit, Landlord shall be released from the further performance of covenants on the part of Landlord herein contained, and from any and all further liability, obligations, costs and expenses, demands, causes of action, claims or judgments arising from or growing out of, or connected with this Lease after the effective date of said release.  The effective date of said release shall be the date the assignee of Landlord executes an assumption to such an assignment whereby the assignee expressly agrees to assume all of Landlord’s obligations, duties, responsibilities and liabilities with respect to this Lease.  If requested, Tenant shall execute a commercially reasonable form release and such other documentation as may be required to further effect the foregoing provision.  The liability of Landlord for Landlord’s obligations under this Lease shall be limited as set forth in Section 5.05 of this Lease.

9.03                        No Offer.  The submission of this Lease for examination does not constitute a reservation of, or option for, the Premises, and this Lease shall become effective only upon execution and delivery by and to all parties hereto.

9.04                        Attorney’s Fees.  In the event of the employment of an attorney by the Landlord because of the violation by the Tenant of any term or provision of this Lease, including non-payment of rent as due, the Tenant shall pay and hereby agrees to pay reasonable attorney’s fees and all other costs incurred therein by the Landlord.  In addition, if either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, or for declaratory relief hereunder, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

9.05                        Interpretation.  This Lease shall be construed in accordance with the laws of the state of Maryland, without reference to its conflict of laws provisions.  To the extent required under applicable law to make this Lease legally effective, this Lease shall constitute a Deed of Lease executed under seal.  The section headings contained in this Lease are for convenience only and shall not enlarge or limit the scope or meaning of the various and several sections hereof.  Words of any fender used in this Lease shall include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.  Every agreement contained in this Lease is, and shall be construed as, a separate and independent agreement.  If any term of this Lease or the application thereof to any person or circumstances shall he invalid and unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected.  The parties acknowledge and agree that neither this Lease nor any of its provisions shall be interpreted against a party by virtue of such party having drafted the Lease or the provision.  Time shall be of the essence in this Lease.

9.06                        Amendments.  This Lease and its exhibits may be amended or modified only by a written instrument duly executed by each of the parties hereto prior to or as of the effective date of any such amendment or modification.

9.07                        Brokerage.  Each of the parties hereto represents and warrants that there are no brokerage commissions or finder’s fees of any kind due to anyone other than First Potomac Management LLC, CE Richard Ellis, Inc., and Cushman & Wakefield of Maryland, Inc., which brokers shall be paid by Landlord pursuant to separate agreements.  Each party agrees to defend and indemnify the other against, and hold it harmless from, all liabilities arising from any claim for brokerage compensation from any other party including, without limitation, the cost of counsel fees in connection therewith.

9.08                        Entire Agreement.  This Lease and its exhibits contains the entire and final agreement of and between the parties, and the parties shall not be bound by any statements, conditions, representations, inducements or warranties, oral or written, not herein contained.

9.09                        Force Majeure.  If Landlord is unable to fulfill any obligation hereunder, or is delayed in so doing, by reason of war, civil unrest, strike, labor troubles, inability to procure services, materials, permits or licenses, unusually inclement weather, governmental delays, acts of God, or any other cause beyond the reasonable control of Landlord, the time within which Landlord would otherwise have been obligated to fulfill such obligation shall he extended for a period equal to the period of such delay.

9.10                        Authority.  The parties hereby each represent that each is duly organized and legally existing in the state of Maryland and is qualified to do business in the state of Maryland. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities.  Each of the undersigned represents and warrants that he/she has the power, authority and legal right to bind the corporation he/she purports to represent to the terms of this Lease by his/her signature hereto.

9.11                        Mortgagees’ Approval.  If Landlord’s current or future mortgagee shall require modifications of the terms and provisions of this Lease, Tenant agrees to execute and deliver to Landlord the agreements required to effect such Lease modifications within thirty (30) days after Landlord’s request therefor.  in no event, however, shall Tenant be required to agree to materially modify any provision of this Lease relating to the amount of Rent, Additional Rent or other charges reserved herein, the size and/or general location of the Premises, or the Term.

9.12                        Parking.  Tenant shall have the right to park in the Building parking facilities in common with other tenants of the Building upon such terms and conditions as established by Landlord.  Tenant agrees to cooperate with Landlord and other tenants in use of the parking facilities.  Landlord represents and warrants to Tenant that there are one hundred twenty-two (122) striped parking spaces in the parking lot owned by Landlord.  In addition, Landlord and Tenant have discussed the possibility that Tenant will need more parking spaces in the future and Landlord agrees that it shall work with Tenant to try to accommodate its future parking requirements.  Landlord reserves the right in its absolute and sole discretion to determine whether the parking facilities are properly used or are becoming overburdened and to allocate and assign parking spaces among Tenant and other tenants, and to reconfigure the parking area and modify the existing ingress and egress from the parking areas as Landlord shall deem appropriate.

9.13                        No Liens.  Landlord’s title is and always will be paramount to the title of Tenant, and Tenant will not do or be empowered to do any act which encumbers or may encumber Landlord’s title or subjects the Premises or the Building or any part of either to any lien.  Tenant must immediately remove any and all liens or encumbrances which are filed against the Premises or the Building as a result of any act or omission of Tenant or Tenant’s Agents.  If Tenant fails to remove any such lien within ten (10) days of receipt of notice thereof, then Landlord may, but is not obligated to, remove such lien, and Tenant shall pay all costs of removal or bonding the lien, plus interest at the rate of 8% per annum from the date expenses shall be incurred by Landlord until paid to Landlord upon demand.

9.14                        Financial Statements.  Tenant, upon written request by Landlord (but, provided Tenant is not in monetary or material default hereunder, not more than once per calendar year), will provide Landlord with a copy of its current financial statements consisting of a balance sheet, an earnings statement, statement of changes in financial position, statement of changes in

Tenant’s equity, and related footnotes, prepared in accordance with generally accepted accounting principles.  Such financial statements must be either certified by a certified public accountant or sworn to as to their accuracy by Tenant’s most senior official and its chief financial officer.  The financial statements provided must be as of a date not more than twelve (12) months prior to the date of request.  All of Tenant’s financial statements given to Landlord shall be held in confidence, but may be shared with Landlord’s officers, directors, shareholders, employees, attorneys, accountants, business consultants or lenders on a need to know basis only, and may be disclosed pursuant to a judicial or governmental decree or order requiring disclosure.

9.15                        Net Lease.  Tenant acknowledges and agrees that it is intended that this is a net lease that is completely carefree to Landlord, except as expressly set out in this Lease; that Landlord is not responsible during the Term for any costs, charges, expenses, and outlays of any nature whatsoever arising from or relating to the Premises, or the use and occupancy thereof, or the contents thereof, or the business carried on therein; and Tenant shall pay all charges, expenses, costs, and outlays of every nature and kind relating to the Premises except as expressly set out in this Lease.  Landlord is not and shall not be required to render any services of any kind to Tenant except as specifically set forth in this Lease.

9.16                        Reservations by Landlord.  In addition to other rights conferred by this Lease or by law, Landlord reserves the right, to be exercised in Landlord’s sole discretion, after reasonable notice to Tenant, to (a) change the name of the Building; (b) change entrances and exits to the Building and to the parking lot adjacent to the Building; (c) install and maintain a sign or signs on the exterior or interior of the Building; (d) change the street address of the Building; (e) designate all sources furnishing signs, sign painting and lettering for use in the Building; (0 take all measures as may be necessary or desirable for the safety and protection of the Premises or of the Building; (g) sell or mortgage the Building and assign this Lease in connection therewith after providing Tenant with a non-disturbance agreement; (h) issue pass keys to the Building; (1) repair, alter, add to, improve, build additional stories on, or build adjacent to the Building; (j) run necessary pipes, conduits and ducts through the Premises; (k) carry on any work, repairs, alterations or improvements in, on or about the Building or in the vicinity thereof and, during the continuance of any such work, to temporarily close doors, entryways, public space and corridors in the Building, but with an effort not to unreasonably disrupt the business of Tenant; (1) interrupt or temporarily suspend Building services and facilities after notice to Tenant and after having taken reasonable steps not to interfere with the business of Tenant; (m) change the arrangement and location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Building; and (n) grant to anyone the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted herein.  Tenant hereby waives any claim or cause of action arising out of or connected with such work.  This paragraph is not to be construed to diminish the obligations of Tenant provided herein, nor to create or increase any obligation on the part of Landlord with respect to repairs or improvements.  Landlord will use reasonable efforts to minimize any interference with Tenant’s business caused by the exercise by Landlord of its rights set forth in this Section 9.16.  However, the same shall in no way obligate the Landlord to exercise any such rights during non-business hours, and except as expressly provided herein, neither Landlord nor Landlord’s Agents will be liable to Tenant or Tenant’s Agents for any inconvenience, interference, annoyance, loss or damage resulting from Landlord’s exercise of its rights hereunder, including any work done in or upon the Premises or any portion of the Building or adjacent grounds.

9.17                        Termination Option.  (a)  Tenant shall have a conditional one-time right to terminate this Lease (the “Termination Option”) effective as of the last day of the sixty-fifth (65th) full calendar month of the Term (“Early Termination Date”), which right shall be subject to the satisfaction of all of the following conditions:

(i)                                     The Tenant has sold or will be selling prior to the Early Termination Date, all of its assets to a new non-affiliated entity;

(ii)                                  Tenant notifies Landlord in writing of Tenant’s election to exercise its Termination Option (“Termination Notice”) at least twelve (12) months prior to the Early Termination Date;

(iii)                               at the time of Tenant’s Termination Notice, there is no default by Tenant hereunder; and

(iv)                              Tenant’s Termination Notice is accompanied by payment to Landlord, as Additional Rent hereunder, of the Termination Fee (as defined below).

(b)                                 The Termination Fee shall be equal to three (3) months of the then-current Rent, including Base Rent, estimated Operating Expenses and estimated Real Estate Taxes plus the unamortized Landlord’s Costs (defined below).  For the purposes hereof, Landlord’s Costs shall mean:  (i) brokerage fees incurred by Landlord in connection with this Lease or any future amendment to this Lease, (ii) the costs of the Improvements paid for by Landlord as set forth on Exhibit “B” and the amount of any future improvement allowance or improvement costs paid or incurred by Landlord with respect to any additional spaced leased by Tenant pursuant to the Lease or any amendment hereto, and (iii) any Base Rent abated pursuant to the terms of Sections 1.02 and 3.01 of this Lease, Exhibit “B” hereto, or any future amendment to this Lease.  For the purpose of determining the unamortized portion of the Landlord’s Costs, all such Landlord’s Costs, along with interest thereon at eight percent (8%) per annum, will be amortized on a straight line basis over the period beginning on the commencement date of Tenant’s Base Rent obligations with respect to any space (including the initial Premises) leased hereunder by Tenant, and ending on the Expiration Date (as defined in Section 1.22).  The Landlord estimates (prior to the execution of this Lease) that the Termination Fee will be approximately $870,691.00.

(c)                                  If Tenant properly exercises the Termination Option and the conditions applicable thereto have been satisfied, this Lease shall be deemed terminated on the Early Termination Date, Tenant shall return possession of the Premises to Landlord in broom clean condition and in accordance with the terms of Section 2.02 hereof, and the parties respective rights and obligations hereunder shall terminate, except for those obligations which accrue prior to such Early Termination Date and those rights and obligations which expressly, or by their nature, survive the termination of this Lease (including all indemnification obligations hereunder).  If Tenant properly exercises the Termination Option and subsequently fails to timely and properly vacate the Premises and return possession thereof to Landlord on or before the Early Termination

Date, Tenant shall be deemed to be holding over in the Premises, which holdover shall be subject to the terms of Section 2.02 hereof.

9.18                        Contingency.  The parties agree that this Lease is contingent upon Tenant obtaining satisfactory assurances from the applicable governmental authority for its racking and operations in the Premises, including the adequacy of the sprinkler system for the Tenant’s proposed business in the Premises (“Governmental Assurances”).  Upon full execution of this Lease, Tenant shall, at its sole cost, make diligent efforts to obtain the Governmental Assurances.  If Tenant notifies Landlord on or before the Contingency Date (as herein defined) that it has been unable to obtain the Governmental Assurances, then this Lease may be terminated by Tenant by giving written notice to Landlord prior to the Contingency Date; however, notwithstanding the foregoing, if the Landlord therefor agrees to modify the sprinkler system in the Premises, at its sole cost and expense, in order to legally accommodate Tenant’s racking plan (the “Tenant’s Racking Plan”), then the Tenant will not be permitted to cancel this Lease pursuant to this Section 9.18.  Tenant’s Racking Plan is shown on Exhibit “F” attached hereto.  For purposes hereof, the “Contingency Date” shall be September 15, 2011.  If:  (i) the Tenant obtains the Governmental Assurances; or (ii) Tenant fails to obtain the Governmental Assurances and Tenant fails to give Landlord written notice of its intention to terminate the Lease prior to the Contingency Date, then this contingency shall be null and void and the Lease will continue in full force and effect.  The parties acknowledge and agree that Landlord shall not be required to contribute any portion of the Improvement Allowance (as such term is defined in Exhibit “B”), nor shall Landlord be otherwise obligated to incur any expenses with regard to the construction of the Improvements until the Contingency Date has passed without this Lease being terminated.

9.19                        Guaranty.  Tenant agrees that this Lease shall not be effective unless and until Guarantor executes the Guaranty in the form attached hereto as Exhibit “B”.

[Signature Page Follows]

IN WITNESS WHEREOF the said parties have hereunto signed their names and affixed their seals on the day and year hereinbefore written.

ATTEST/WITNESS:	LANDLORD:

FP Candlewood, LLC,
a Maryland limited liability company

	By:	First Potomac Realty Investment
Limited Partnership
Its Sole Member
	By:	First Potomac Realty Trust
Its General Partner

/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]

	Name:	/s/ [ILLEGIBLE]

Title: SVP Leasing

Date: 8/16/11

ATTEST/WITNESS:	TENANT:

DTLR, Inc.,
/s/ [ILLEGIBLE]	a Maryland corporation

	By:	/s/ Glenn Gaynor

Name: Glenn Gaynor

Title: President

Date: 8/16/11

EXHIBIT “A”

PREMISES

A-1

EXHIBIT “B”

IMPROVEMENTS

(a)                                 Prior to the Commencement Date, Landlord will, at its sole cost and expense, complete construction of the Premises in accordance with the final space plan, attached hereto as Exhibit “B-1” (the “Space Plan”) and the scope of work, attached hereto as Exhibit “B-2” (the “Scope of Work”).  The improvements set forth on the Space Plan and in the Scope of Work are hereinafter collectively referred to as, the “Improvements.”

(b)                                 Landlord’s obligations with respect to improvements and alterations of the Premises shall be limited to the Improvements set forth on the Space Plan and in the Scope of Work, attached hereto as Exhibits “B-1” and “B-2”, respectively.  Otherwise, Landlord will provide the Premises in its current “as is” condition.  The Improvements will be constructed using Building standard materials consistent with the materials used in comparable buildings in the Hanover, Maryland submarket.

(c)                                  If Tenant requests any changes to the Improvements (the “Tenant Changes”), Tenant must present Landlord with revised drawings and specifications for Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.  If Landlord approves the Tenant Changes, Landlord will incorporate such changes into the Improvements and, notwithstanding any provision of this Lease to the contrary, Tenant shall pay the cost of such Tenant Changes to Landlord as Additional Rent within thirty (30) days following receipt of an invoice from Landlord regarding the same.

(d)                                 “Substantial Completion” shall be deemed to occur when the Improvements specified herein have been completed in accordance with the Space Plan and the Scope of Work, except for punch-list items identified by Landlord or Tenant which do not substantially interfere with Tenant’s intended use of the Premises.  If Tenant’s failure to timely submit final working drawings and specifications of materials for Landlord’s approval, long-lead time items requested by Tenant, the Tenant Changes, or any other act or omission (negligent or otherwise) on the part of Tenant, delay the completion of the Improvements (each, a “Tenant Delay”), then Tenant’s obligation to pay Base Rent for the Premises will commence on the date that Substantial Completion of the Improvements would have occurred but for such Tenant Delay.

(e)                                  Landlord and Tenant shall jointly prepare a punch-list within ten (10) business days of tender of possession.  Landlord will use commercially reasonable efforts to repair items required to be repaired within sixty (60) business days of receipt of such punch-list (which time shall be extended for delays beyond Landlord’s reasonable control).

B-1

EXHIBIT “B-1”

SPACE PLAN

B-1-1

EXHIBIT “B-2”

SCOPE OF WORK

DTLR
CANDLEWOOD
7458 CANDLEWOOD ROAD, SUITE J-T

SCOPE OF WORK
July 21, 2011

Reference the attached approved space plan dated June 17th, 2011.

GENERAL SCOPE DESCRIPTION:

•                  The tenant is occupying approximately 139,690SF of office and industrial warehouse space.  The “office” space is accepted in as-is condition and contains no physical construction work excluding a new wall/door entry to the 1u floor restrooms from the warehouse.  The warehouse space construction entails renovation repairs, minor demolition, and , new dock doors and protective dock equipment.

DEMOLITION

•                  Building demolition as required by the approved space plan and or in accordance with this Scope of Work.

•                  Demo warehouse offices/entry vestibule as shown to make space for new dock doors.

•                  Demo exterior facade CMU block openings for future additional dock doors.

•                  Demo, remove and store for future use approximately 200’ LF of yellow painted bollards (3 sides of squared off protected area).

•                  Demo electrical in ceiling for protected work-area in warehouse (ceiling fans to remain).

•                  Demo portion of lift battery charging station exhaust duct, patch and repair roof as needed.

DOORS/FRAMES/HARDWARE

•                  Doors and frames are to remain unless noted otherwise on the approved space plan.

•                  New restroom access hallway to have one (1) new solid core wood door to match existing office standards.

•                  New overhead dock doors to match existing warehouse building standard.  Doors to be non-motorized unless that is building standard.  New overhead dock doors to include new dock bumpers, rain protection and other accessories to match existing loading dock standards on building.

B-2-1

PARTITIONS

•                  Existing partitions are to remain unless otherwise noted on the approved space plan.

•                  Whether existing or new, building corridor and tenant separation partitions are to be slab to slab with insulation.  Warehouse demising partition to be structurally engineered to given ceiling heights.

FLOORING

•                  All office flooring is accepted as-is to remain.

•                  All warehouse flooring is to be cleaned, removed of debris and trip hazards, repaired and patched as needed for smooth fork-lift travel and storage.

WALL FINISHES

•                  Warehouse contains no new finishes.  Demising partition if CMU Block, to be left un-painted, if drywall to be left taped and mudded.

•                  New restroom partition to be painted to match existing finishes, walls to have two (2) coats of egg-shell paint, door frames to have two (2) new coats of semi-gloss alkyd enamel pains on all door frames (and exposed metal), color to be selected by TENANT.

HVAC

•                  HVAC in accordance with the local performance specifications, has been accepted in as-is condition in both the warehouse and office, given landlord provides documents of a preventative maintenance server to all HVAC serving warehouse and office, and certification of units, prior to occupancy.

FIRE PROTECTION SYSTEM

•                  No tenant racking plan has been provided.  All sprinkler• work is currently excluded from the scope of work and will be the tenants sole cost and expense to design, permit, furnish and install to their own standards.

ELECTRICAL

•                  Demise space electrically from adjacent warehouse area.

•                  Check all warehouse outlets on columns, and repair as needed.

FIRE ALARM SYSTEM

•                  Building standard fire alarm system as required by code.

LIGHTING FIXTURES

•                  All office and warehouse lighting is to be checked, cleaned, and repaired so that all lighting is fully operational at time of occupancy.

GENERAL

•                  Cleaning of office and warehouse prior to TENANT occupancy.

B-2-2

EXCLUDED

•                  TENANT to provide ALL fixtures, furnishings, and equipment including but not limited to furniture, custom built-ins, computers, computer wiring, appliances, refrigerator(s), microwave(s), dishwasher(s), projector(s), projection screen(s), A/V equipment, lockers, telephone(s), telephone systems, telephone wiring, network server(s), network wiring, and security system and wiring.

B-2-3

EXHIBIT “C”

DECLARATION OF LEASE COMMENCEMENT

THIS DECLARATION is attached to and made a part of that certain Deed of Lease dated the          day of                      , 20     (“Lease”) by and between FP Candlewood, LLC (“Landlord”) and DTLR, Inc. (“Tenant”) for premises known as 7458 Candlewood Road, Suite      , Hanover, Maryland (“Premises”).

Landlord and Tenant are parties to the Lease.  All capitalized terms used herein shall have the same meaning as was ascribed to such terms in the Lease, unless otherwise indicated.

Landlord and Tenant do hereby declare that:  (a) the Commencement Date is hereby established to be                             , 20    ; (b) the Rent Commencement Date is hereby established to be                              , 20    ; and (c) the Term of the Lease shall expire on                                 , 20     unless the Lease is earlier terminated as may be provided therein.  The Lease is in full force and effect as of the date hereof, and Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to such date.

IN WITNESS WHEREOF Landlord and Tenant have executed this Declaration under seal this        day of                     , 20    .

ATTEST/WITNESS:	LANDLORD:

FP Candlewood, LLC,
a Maryland limited liability company

	By:	First Potomac Realty Investment
Limited Partnership
Its Sole Member
	By:	First Potomac Realty Trust
Its General Partner

By:

Name:

Title:

Date:

C-1

ATTEST/WITNESS:	TENANT:

DTLR, Inc.,
a Maryland corporation

By:

Name: Glenn Gaynor

Title: President

Date:

C-2

EXHIBIT “D”

RULES AND REGULATIONS

1.             The access roads, fire lanes, sidewalks, lobbies, halls and passages shall not be obstructed by any of the tenants, tenants’ visitors, customers or business vendors, nor used by them for any other purpose than for ingress and egress to and from their respective offices, nor shall they be used as a waiting or lounging place for tenants’ employees or those having business with tenants.  The mechanical and electrical rooms, halls, passages and roofs are not for the use of the general public, and Landlord retains in all cases the right to control and prevent access to any part of the Building of all persons whose presence, in the judgment of Landlord or Landlord’s employees or property manager, may be prejudicial to the safety, character, reputation or interests of the Building and its tenants.  In case of invasion, mob, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by closing the door or otherwise, for the safety of tenants and the protection of property in the Building.  During other than business hours, access to the Building may also be refused, unless the person seeking admission is identified, and the production of a key to the Premises may in addition be required.  Landlord shall in no case be liable in damages for the admission or exclusion of any person from the Building.  No Tenant or its employees or invitees shall go upon the roof of the Building without the express consent of Landlord.

2.             The floors, walls, partitions, skylights, windows, doors, and transoms that reflect or admit light into passageways or into any place in the Building shall not be covered or obstructed by any of the tenants except as provided for herein; provided, however, that tenants may install curtains or draperies on the windows.  The toilet rooms, sinks and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes, chemicals or refuse shall be thrown or placed therein.  The cost of any damage resulting from such misuse or abuse shall be borne and immediately paid by tenant by whom or by whose employees it shall have been caused.

3.             Nothing shall be placed by tenants or their employees on the outside of the Building with the exception of one sign which shall conform with existing tenant signs and be subject to Landlord’s approval, not to be unreasonably withheld or delayed.

4.             No tenant sign and/or building standard sign, advertisement or notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, unless of such character, color, size and material and in such places as shall be first designated by Landlord in writing.  A sign painter authorized by Landlord will do such work at Tenant’s expense.

5.             Tenants will see that the windows are closed and the doors to the Premises are securely locked each day before leaving the Building.

6.             Tenants, their employees or others shall not make or commit any improper noises or disturbances of any kind in the Building, nor smoke in the elevators, mark or defile the elevators, bathrooms or the walls, windows, doors, or any other part of the Building, nor interfere in any way with other tenants or those having business in the Building.  Tenants shall be liable for all damage to the Building done by their employees or agents.

7.             No tenant shall sweep or throw or permit to be swept or thrown from the Premises any dirt or other substance into any of the corridors or halls, elevators or stairways of the Building, or into any of the light-shafts or ventilators thereof.

8.             No animals shall be kept in or about the Premises except those used for laboratory purposes, or which are necessary for use by employees, i.e. sight and hearing animals.

9.             If the tenants desire to introduce signaling, telegraphic, telephonic or other wires and instruments, Landlord will direct the electricians as to where and how the same are to be placed; and without such direction, no placing, boring or cutting for wires will be permitted.  Landlord retains in all cases the right to require the placing and using of such electrical protecting devices to prevent the transmission of excessive currents of electricity into or through the Building, to require the changing of wires and of their placing and arrangement underground or otherwise as Landlord may direct, and further to require compliance by tenants or by those furnishing service by or using such wires or by others with the directions, requirements or rules, Landlord shall have the right to immediately cut, displace and prevent the use of such wires.  Notice requiring such changing of wires and their replacing and rearrangement given by Landlord to any company or individual furnishing service by means of such wires to any tenant shall be regarded as notice to such tenants and shall take effect immediately.  All wires used by tenants must be clearly tagged at the distributing boards and junction boxes and elsewhere in the Building with the number of the office to which said wires lead and the purpose for which said wires respectively are used, together with the name of the company operating same.

10.          No varnish, stain, paint, linoleum, oil-cloth, rubber or other air-tight covering shall be laid or put upon the floors, nor shall articles be fastened to or holes drilled or nails or screws driven into wails, doors, or partitions; or shall the walls, doors, or partitions be painted, papered, or otherwise covered or in any way marked or broken; nor shall machinery of any kind be operated on the Premises; nor shall any tenant use any other method of heating than that provided by Landlord, without the written consent of the Landlord.

11.          The use of the Premises as sleeping apartments is prohibited.

12.          No tenant may work on vehicles outside of such tenant’s premises.

13.          No outside storage is permitted.  All goods and materials associated with any tenant’s business must be stored inside their respective premises.

14.          If any tenant’s business creates additional waste/refuge above a regular office/warehouse use, Landlord reserves the right, in its sole and absolute discretion, to bill such tenant for the actual costs incurred to remove such additional waste or to require that such tenant arrange for the disposal of the additional waste at such tenant’s sole cost and expense,

15.          There are no reserved parking spaces at the Property, Accordingly, no tenant is permitted to install or erect any sign that reserves parking or states that parking is prohibited.

16.          The above rules and regulations or any further rules and regulations are for the exclusive benefit of and enforceable only by Landlord herein, and they shall not inure to the benefit of Tenant herein as against other tenants or in favor of other tenants as against Tenant herein; nor does Landlord warrant to enforce them against other tenants; provided, however, that Landlord, in any enforcement of the said rules and regulations, shall enforce them uniformly as to all tenants in the Building.

EXHIBIT “E”

GUARANTY

THIS GUARANTY is given as on the        day of                         , 2011, by Levtran Enterprises Holding, Inc., a Delaware corporation (“Guarantor”), to FP Candlewood, LLC, a Maryland limited liability company (hereinafter, “Landlord”).

WHEREAS, DTLR, Inc. (with its successors and assigns, hereinafter “Tenant”) wishes to enter into a Deed of Lease of even date hereof with Landlord (which lease, as may be modified, amended, and/or extended from time to time, is hereinafter referred to as the “Lease”) for premises (the “Premises”) in the property located at 7458 Candlewood Road, Suites — J-T, Hanover, Maryland 21076; and

WHEREAS, Guarantor, by virtue of its relationship to Tenant, as owner of shares or a partnership interest in Tenant, or as a major supplier to Tenant, is materially benefited by the Lease and, as a material inducement to Landlord’s entering the Lease, without which Landlord would not enter into the Lease, Guarantor has agreed to guaranty Tenant’s obligations under the Lease to the full extent set forth herein.

NOW, THEREFORE, Guarantor, intending to be legally bound, agrees with Landlord as follows:

1.             Guarantor hereby unconditionally, irrevocably and absolutely guarantees to Landlord the full, faithful and timely performance and observation of all terms, covenants and conditions in the Lease to be performed and observed by Tenant, including without limitation the payment of all sums stated in the Lease to be payable by Tenant.  If any such sum or covenant is not timely paid, performed or observed, then Guarantor shall be liable hereunder notwithstanding (a) that Guarantor has not received notice of any default on behalf of Tenant, (b) any defense or right of offset or counterclaim which Tenant or Guarantor may have or assert against Landlord, (c) that Landlord shall have taken any steps to enforce any rights against Tenant or any other person, (d) the termination of the Lease as a result of Tenant’s default, or (e) any other condition or contingency.  Guarantor shall also pay all costs, fees, expenses and the like (including reasonable attorney’s fees) of collecting any such sum or otherwise enforcing this Guaranty.

2.             Guarantor’s obligations and covenants under this Guaranty shall in no way be affected or impaired by reason of the happening from time to time of any of the following, whether or not Guarantor has been notified thereof or consented thereto:  (a) Landlord’s waiver of the performance or observance by Tenant, Guarantor or any other party of any covenant or condition contained in the Lease or this Guaranty; (b) any extension, in whole or in part, of the time for payment by Tenant or Guarantor of any sums owing or payable under the Lease or this Guaranty, or of any other sums or obligations under or arising out of or on account of the Lease or this Guaranty, or the renewal of the Lease or this Guaranty; (c) any assignment of the Lease or subletting of the Premises or any part thereof; (d) any modification or amendment (whether material or otherwise) of any of the obligations of Tenant or Guarantor under the Lease or this Guaranty; (e) the doing or the omission of any act referred to in the Lease or this Guaranty (including the giving of any consent referred to in the Lease or this Guaranty); (f) Landlord’s failure or delay to exercise any right or remedy available to Landlord or any action on the part of Landlord granting indulgence or extension in any form whatsoever; (g) the voluntary or involuntary liquidation, dissolution, sale of any or all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, Tenant or Guarantor or any of Tenant’s or Guarantor’s assets; or (h) the release of Tenant or Guarantor from the performance or observation of any covenant or condition contained in the Lease or this Guaranty by operation of law.  Landlord shall give Guarantor at least five (5) days prior written notice before taking any action against the Guarantor under this Guaranty.

3.                                      To the extent not prohibited by law, Guarantor waives (a) any right Guarantor may now or hereafter have to any hearing prior to the attachment of any real or personal property to satisfy Guarantor’s obligations, (b) the benefits of any present or future constitution, statute or rule of law which exempts property from liability for debt, and (c) any right Guarantor may now or hereafter have against Tenant (and against any other guarantors of Tenant’s obligations under this Lease) with respect to this Guaranty (including without limitation any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Landlord against Tenant or any current or future security with respect to the Lease), whether such right arises under an express or implied contract or by operation of law.  Guarantor shall not be a creditor (as defused in Title 11 of the United States Code) of Tenant by reason of the existence of this Guaranty.

4.                                      If the Lease is rejected or disaffirmed by Tenant or Tenant’s trustee in bankruptcy pursuant to bankruptcy law or any other law affecting creditors’ rights, then Guarantor shall, and do hereby (without the necessity of any further agreement or act), assume all obligations and liabilities of Tenant under the Lease to the same extent as if (a) Guarantor was originally named Tenant under the Lease, and (b) there had been no such rejection or disaffirmance, Guarantor shall confirm in writing such assumption promptly upon Landlord’s request.

5.                                      Notice of acceptance of this Guaranty and notice of any obligations or liabilities contracted or incurred by Tenant are hereby waived by Guarantor.  Guarantor hereby waives presentment, notice of dishonor, protest and notice of non-payment or non-performance.

6.                                      This Guaranty (a) shall be governed by the laws of the State of Maryland, (b) may not be modified or amended except by a written agreement duly executed by the parties, and (c) shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.  Guarantor waives trial by jury in connection with any action, proceeding or counterclaim with respect to this Guaranty.  Guarantor waives any objection to the venue of any action filed in any court in the jurisdiction in which the subject property is located and waives any right under the doctrine of forum non conveniens or otherwise to transfer any such action to any other court.

7.                                      Guarantor’s liability shall be primary and joint and several with that of Tenant.  Landlord may proceed against Guarantor under this Guaranty without initiating or exhausting any remedy against Tenant, and may proceed against Tenant and Guarantor separately or concurrently.

8.                                      Within fifteen (15) days after Landlord’s written request, Guarantor shall execute and deliver to Landlord a written statement certifying any matter concerning this Guaranty or the Lease as Landlord may request.

9.                                      Any notice which Landlord may elect to send shall be binding upon Guarantor if mailed to Guarantor’s address set forth above, by United States certified or registered mail, return receipt requested.

10.                               Any indebtedness or obligation of Tenant to Guarantor now or hereafter existing (including without limitation any right of subrogation Guarantor may have as a result of payment hereunder) shall be, and hereby is, subordinated to the prior performance in full of Tenant’s obligations under the Lease.

11.                               From time to time upon fifteen (15) days’ prior written notice, Tenant shall submit such information regarding Guarantor’s financial condition as Landlord may request.  Guarantor warrants that all such information heretofore or hereafter submitted is and shall be correct and complete.

[Signature Page Follows]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.

ATTEST/WITNESS:	GUARANTOR:

Levtran Enterprises Holding, Inc., a Delaware corporation

By:

Name:

Title:

Date:

EXHIBIT “F”

TENANT’S RACKING PLAN

F-1